Exhibit 10.2

OPTICAL CABLE CORPORATION

1996 STOCK INCENTIVE PLAN

FY 2005 RESTRICTED STOCK AWARD

(Time Vesting)

GRANTED TO	GRANT DATE	NUMBER OF SHARES GRANTED	PRICE PER SHARE	SOCIAL SECURITY NUMBER

Grantee	Grant Date	__________	N/A	__________

	GRANT NUMBER	VESTING AND RESTRICTION LAPSE SCHEDULE*
	__________	shares will vest on the last day of each fiscal quarter for quarters, with the first vesting date being January 31, 2005, and additional vesting dates being each subsequent April 30, July 31, October 31 and January 31 until the Award is fully vested (each such date a “Vesting Date”).

*	Fractional shares carried over to last vesting period

OPTICAL CABLE CORPORATION and its successors and assigns (the “Company”) hereby grants to                      (the “Participant”) effective                      (the “Grant Date”), a Restricted Stock Award (the “Award”), pursuant to its 1996 Stock Incentive Plan that is provided along herewith (the “Plan”), covering the above stated number of shares (the “Restricted Shares”) of common stock of the Company (“Common Stock”).

The Chief Executive Officer proposed this Award and recommended its approval to the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), and the Compensation Committee, pursuant to the terms of the Plan, granted the Award to the Participant.

The Plan is administered by the Compensation Committee, or alternatively and as appropriate, the Board of Directors (in either case, the “Committee”). Any controversy that arises concerning this Award or the Plan shall be resolved by the Committee as it deems proper, and any decision of the Committee shall be final and conclusive.

The terms of the Plan are hereby incorporated into this Award by this reference. In the case of any conflict between the Plan and this Award, the terms of the Plan shall control. Capitalized terms not defined in this Award shall have the meaning assigned to such terms in the Plan.

Now, therefore, in consideration of the foregoing and the mutual covenants hereinafter set forth:

1.	The Company hereby grants to the Participant an Award covering the Restricted Shares, subject to the terms and conditions of this Award and the Plan.

2.	Unless otherwise determined by the Committee or unless as otherwise provided in Section 3(b) below, the Award will vest, and the restrictions applicable to Restricted Shares shall lapse (with the shares no longer subject to the restrictions set forth herein being referred to as “Unrestricted Shares”), ratably in installments over quarters according to the schedule set forth above. Except as otherwise provided in the Plan or in Section 3 below or otherwise determined by the Committee, the Participant must be employed by the Company or a subsidiary at all times from the Grant Date through a Vesting Date in order for part of this Award to vest on such Vesting Date, and the restrictions on that portion of the Restricted Shares to lapse.

3.

(a)    Unless otherwise determined by the Committee or unless as otherwise provided in Section 3(b) below, in the event that Participant’s employment with the Company and/or any subsidiaries terminates before the Award is fully vested and the restrictions on all of the Restricted Shares have lapsed, Participant will, upon the date of Participant’s termination of employment (as reasonably fixed and determined by the Company), forfeit the remainder of the Restricted Shares and the Company will be the owner of such remaining Restricted Shares and will have the right, without further action by Participant, to transfer such remaining Restricted Shares into its name.

(b)	If a Triggering Event (as defined in Section 3 (c) below) occurs while Participant is employed by the Company (or if Participant’s employment is terminated during the pendency of an event that, if consummated, would lead to a Triggering Event), but before the Award is fully vested and the restrictions applicable to all of the Restricted Shares have lapsed, then the date upon which the Triggering Event (or the date of the termination of Participant’s employment if Participant’s employment is terminated during the pendency of an event that, if consummated, would lead to a Triggering Event) occurs will be the Vesting Date with respect to the unvested portion of the Award and all restrictions on the remaining Restricted Shares shall lapse.

(c)	For purposes of this Award, a “Triggering Event” occurs if, after the date of this Award, (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Company securities having 50% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Company’s directors; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Company before such events cease to constitute a majority of the Corporation’s Board, or any successor’s board, within three years of the last of such transactions. For purposes of this Award, a Triggering Event occurs on the date on which an event described in (i) or (ii) occurs. If a Triggering Event occurs on account of a series of transactions or events, the Triggering Event occurs on the date of the last of such transactions or events.

4.	Participant will not sell, transfer, pledge, hypothecate or otherwise dispose of any Restricted Shares (or any interest in such shares) prior to the Vesting Date as to which the restrictions applicable to such shares lapse.

5.	Prior to a Vesting Date, the Company will, at its option, reflect Participant’s ownership of the Restricted Shares in book-entry form with the Company’s transfer agent or through the issuance of one or more stock certificates. If the Company elects to reflect ownership through the issuance of stock certificates, such certificates will be held in escrow with the Corporate Secretary of the Company in accordance with the provisions of this Award and the Plan. Subject to terms of this Award and the Plan, Participant will have all rights of a shareholder with respect to the Restricted Shares while they are held in escrow or in book-entry form, including, without limitation, the right to vote the Restricted Shares and receive any cash dividends declared on such shares. If, from time to time prior to the date that the Award is fully vested and the restrictions on all of the Restricted Shares have lapsed, there is (i) any stock dividend, stock split or other change in the Restricted Shares, or (ii) any merger or sale of all or substantially all of the assets or other acquisition of the Company, any and all new, substituted or additional securities to which Participant is entitled by reason of his ownership of the Restricted Shares shall be held on his behalf by the Company in book-entry form or through the issuance of one or more stock certificates and held in escrow pursuant to this section until vesting pursuant to the schedule applicable to the underlying Restricted Shares, at which time all restrictions shall lapse.

6.	As described in the Plan, in the event of certain corporate transactions or other actions or events, the Committee may take such actions with respect to this Award as it deems appropriate and consistent with the Plan.

7.	Participant understands that Participant (and not the Company) is responsible for any tax liability that may arise as a result of the transaction contemplated by this Award. Participant understands that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”) taxes as ordinary income the difference between the amount paid for the Restricted Shares and the fair market value of the Restricted Shares as of the date the restrictions on such shares lapse. Participant understands that Participant may elect to be taxed at the time of the Award, rather than when the restrictions lapse, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the Grant Date.

8.	As a condition of accepting this Award, Participant agrees to make arrangements for the payment of withholding of income taxes and employment taxes upon the vesting of the Award and the lapse of restrictions on the Restricted Shares. Until adequate arrangements have been made, certificates representing Unrestricted Shares will not be issued to Participant. Participant may satisfy applicable withholding taxes by any manner permitted by the Plan, subject to the consent of the Committee, including, (i) delivering a sufficient number of shares of already owned Common Stock (which have been owned by Participant for more than six (6) months), and/or (ii) having the Company retain a sufficient number of shares from the distribution to be made to Participant.

9.	The fact that the Participant has been granted this Award will not affect or qualify the right of the Company or a subsidiary to terminate the Participant’s employment at any time.

10.	If any provision of this Award should be deemed void or unenforceable for any reason, it shall be severed from the remainder of the agreement, which shall otherwise remain in full force and effect.

11.	The Company may, in its discretion, delay delivery of a certificate required upon vesting of the Award until (i) the admission of such shares to list on any stock exchange (including NASDAQ) on which the Common Stock may then be listed, (ii) the completion of any registration or other qualification of such shares under any state or federal law, ruling, or regulation of any governmental regulatory body that the Company shall, in its sole discretion, determine if necessary or advisable, and (iii) the Company shall have been advised by counsel that it has complied with all applicable legal requirements.

12.	Any notice to be given under the terms of this Award shall be addressed to Optical Cable Corporation, to the attention of the Chief Financial Officer, 5290 Concourse Drive, Roanoke, VA 24019, and any notice to be given to Participant or to his or her personal representative shall be addressed to him or her at the address set forth below or to such other address as either party may, hereafter, designate in writing to the other. Notices shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.

13.	You may accept this Award, subject to the registration and listing of the shares issueable under the Plan, by signing and returning the enclosed copy of this Award. Your signature will also evidence your agreement to the terms and conditions set forth herein and to which this Award is subject.

14.	Along with this Award, you hereby acknowledge receipt of a copy of the Plan and the Prospectus for the Plan. Also, if you have previously been granted an award under the Plan, you hereby acknowledge that you have received all of the reports, proxy statements and other communications generally distributed to the holders of the Company’s securities since the date(s) of such grant(s) and no later than the times of such distributions.

IN WITNESS WHEREOF, the Company has caused this Award to be signed, as of the Grant Date shown above.

OPTICAL CABLE CORPORATION

By:

I hereby acknowledge receipt of this Award, the Plan, and the Prospectus for the Plan, and I agree to conform to all terms and conditions of this Award and the Plan.

Name	Date

Signature	Address